Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
HydroGen Corporation

We hereby consent to the use in the Prospectus constituting a part of the Post-Effective Amendment No. 4 to the Registration Statement of Form SB-2, File Number 333-128505, of our report dated February 17, 2006, except for Note 14, as to which the date is March 7, 2006, on the financial statements of HydroGen Corporation (formerly HydroGen, LLC) as of December 31, 2005, which appear in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ Goldstein Golub Kessler LLP

GOLDSTEIN GOLUB KESSLER LLP
New York, New York
December 6, 2006